 APPLIED GENETICS SIGNS AGREEMENT WITH THE NATIONAL UNIVERSITY OF MEXICO (UNAM)

Westminster, CO PRNewswire May 16, 2012; GeneThera Inc. (OTCQB: GTHR) announced today that Applied Genetics, GeneThera’s majority owned subsidiary, signed a research and test validation agreement with Universidad National Autonoma de Mexico (UNAM). Scope of the agreement is to validate GeneThera proprietary Johne’s disease (JD) HerdCheck Field Collection System (FCS) Molecular Assay in Mexico. Dr. Tony Milici, interim president of Applied Genetics and CEO of GeneThera, stated “This agreement is another major milestone in establishing GeneThera and Applied Genetics’ leadership in the field of Johne’s disease molecular testing. UNAM’s support is of fundamental importance to speed up the validation process of GeneThera’s Johne’s disease molecular testing, which will lead to JD test approval by the Mexican Government.”

Dr. Gilberto Chaves Griz, Professor of Veterinary Pathology, in the Department of Veterinary medicine at UNAM and Director of the Johne’s Disease Center, who is one of the world’s most renowned expert in the field of Johne’s disease declared, “We are very pleased to partner with Applied Genetics and GeneThera to work on this project. It is extremely critical that we can diagnose JD in Mexico using the most advanced technology available. It is also of paramount importance to establish a Johne’s disease program at the national level. Mexico has one of the largest cows, goat and sheep populations in Northern and Central America; yet, no data exists to the extent of Johne’s infection in these animals. It is our firm intention to establish a National Testing Program for Johne’s Disease in Mexico with the help of Applied Genetics and GeneThera’s state of the art technology.” UNAM is the largest University in Mexico. Applied Genetics is a molecular diagnostic company that focuses on commercializing molecular testing for Johne’s disease in Mexico.

Johne ’s disease is a global devastating and incurable disease of dairy cows, sheep and goats caused by a bacterium called Mycobacterium Paratuberculosis sub. Avium, (MAP).  Dairy products, contaminated with MAP, are the vehicles by which the infection spreads in the human intestine triggering the onset of Crohn’s disease. Applied Genetics employs the use of GeneThera HerdCheck to test and control the spread of Johne’s disease in Mexico.  HerdCheck is a proprietary molecular diagnostic system based on the use of high throughput robotics and Real time PCR

About GeneThera, Inc.

GeneThera, Inc. is a molecular biotechnology company located in Westminster, Colorado. The Company's proprietary diagnostic solution is based on a genetic expression system (GES) and Johne’s disease management system, HERDCHECK, designed to function on a highly automated Fluorogenic PCR platform. This platform enables GeneThera to offer tests that are presently not available from other technologies. The GES and HERDCHECK systems are designed for a host of individual diseases, the current priority being Johne's disease. For more information, contact Dr. Tony Milici at 720 439-3011.

This press release contains forward-looking statements, which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "intends," "believes," and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, the ability to secure additional sources of finance, the ability to reduce operating expenses, and other factors described in the Company's filings with the Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward-looking statement due to such risks and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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